Exhibit 10.36
AGREEMENT

This Agreement ("Agreement") is made as of the last signature date set forth below by and between John R. Garbarino ("Director") and OceanFirst Financial Corp. (the "Company").

WHEREAS, Director currently serves as a member of the Board of Directors of the Company (the “Board”) with a term (the “Term”) expiring at the Company’s 2017 Annual Meeting of Stockholders, and previously served as the Company’s Chairman of the Board, President and Chief Executive Officer;

WHEREAS, Director has determined that he wishes to devote more time to his personal business and family, and accordingly, by this Agreement, is advising the Company that he will not stand for reelection at the Company’s 2017 Annual Meeting of Stockholders; and

WHEREAS, the Board believes that it is in the best interests of the Company that, following the expiration of the Term, Director be available to the Company from time to time for his advice and counsel;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Director and the Company agree as follows:

1.    Re-nomination to the Board.    Director is hereby notifying Company that he does not wish to be nominated to another term of service on the Board, and that he does not wish to stand for reelection by the stockholders to another term of service on the Board.

2.    Director Emeritus. Upon the expiration of the Term, Director shall be appointed “Director Emeritus”, with all rights, benefits and obligations appurtenant to such position. Subject to Director’s compliance with this Agreement and the obligations of the “Director Emeritus” position, Director will serve as a Director Emeritus for a term of at least five (5) years, and Company will appoint or reappoint Director to the position of Director Emeritus for an aggregate term of at least five (5) years.

3.    Stock Options and Awards. For purposes of those certain outstanding options to purchase shares of the Company’s common stock and awards of restricted stock granted to Director, in accordance with the terms of the plans governing such options, Director’s service as a Director Emeritus shall be considered continuing service with the Company, and all such options and awards shall continue to vest and all such options shall become and remain exercisable in accordance with their terms and the terms of this Agreement. Notwithstanding anything to the contrary, in accordance with the terms of the plans and grant agreements governing the options, upon Director’s death, all unvested stock options shall become immediately exercisable, and remain exercisable by Director’s estate for a period of one (1) year and all unvested stock awards shall vest.

4.    Cessation of Service as a Director Emeritus.     Director’s cessation of service as a Director Emeritus for any reason shall be deemed a “Retirement” under the plans and grant agreements governing Director’s outstanding options and awards, and, pursuant to the terms of such plans and grant agreements, such options may be exercised for (i) three years from the date of such retirement, or (ii) the remaining term of such options, whichever period is less, and any such awards that have not yet vested shall vest.

5.    Non-Disparagement. Director agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the Company, or its parents, subsidiaries, officers, Directors or agents or customers; provided, however that the forgoing shall not prohibit Director from providing truthful testimony in any judicial or administrative proceeding, if Director is legally compelled to so testify. The Company agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to Director; provided, however that the forgoing shall not prohibit the Company from providing truthful testimony in any judicial or administrative proceeding, if the Company is legally compelled to so testify.

6.    Entire Agreement. This Agreement is the complete agreement of the parties with respect to the subject matter herein, and, except as set forth below, supersedes all agreements previously made between the parties relating to its subject matter. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

7.    Liability for Breach of Agreement. Any party found by a court of competent jurisdiction to be in breach of this Agreement shall be liable for all reasonable attorneys' fees and costs incurred by the non-breaching party in connection with any efforts to enforce this Agreement against the party found to be in breach.

8.    Governing Law/Forum Selection. This Agreement shall be governed by the laws of the State of New Jersey. The parties agree that all disputes arising under this Agreement shall be resolved in the courts of the state of New Jersey sitting in Ocean County, New Jersey or the Federal District Court sitting in Newark, New Jersey.

9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.

10.    Status.     Company acknowledges that Director’s status as a Director Emeritus shall not make him an “insider” subject to the Company’s insider trading policies and procedures; provided, however, that it is Directors obligation to comply with all legal and regulatory requirements applicable to him in dealing in the securities of the Company and in complying with all laws and regulations addressing trading while in possession of material non-public information. The Company shall provide reasonable assistance to Director to remove the restrictive legend on any stock certificates belonging to Director or to provide confirmation of his change of insider status to any financial institution at which he maintains a brokerage account.

11.    Assignment; Successors and Assigns. This Agreement may not be assigned by Director without the prior written consent of the Company. Any attempted assignment without such consent shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.    Corporate Authority. The Company hereby represents and warrants that it has full corporate power and authority to enter into this Agreement and that this Agreement has been duly authorized, executed and delivered by the Company.

[Signatures on next page]

I have read the foregoing Agreement and I accept and agree to its provisions.

/s/ John R. Garbarino                        March 29, 2017
John R. Garbarino                              Date

s/ Penelope A. Garbarino                    March 29, 2017
Witness                                 Date

Penelope A. Garbarino
Printed Name

OCEANFIRST FINANCIAL CORP.

By: Christopher D. Maher                    March 29, 2017
    Name:    Christopher D. Maher                     Date
Title: Chairman, President and CEO

Steven J. Tsimbinos                        March 29, 2017
Witness                             Date

Steven J. Tsimbinos
Name